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Exhibit 10.1

LEASE TERMINATION AGREEMENT

        THIS LEASE TERMINATION AGREEMENT ("Termination Agreement") is made as of the 22nd day of May, 2002 by and between EOP-150 CALIFORNIA STREET, L.L.C., a Delaware limited liability company ("Landlord") and TENFOLD CORPORATION, a Delaware corporation ("Tenant").

RECITALS:

A.
Landlord and Tenant are parties to that certain lease dated as of March 3, 2000, which lease has been previously amended by First Amendment dated June 15, 2001 and Commencement Letters dated October 16, 2000, October 16, 2000 and October 24, 2000 (collectively, the "Lease") relating to approximately 77,430 rentable square feet, known as Suite Nos. 200, 300, 400, 500, 600, 700 and 800 (the "Premises") located on the 2nd, 3rd, 4th, 5th, 6th, 7th and 8th floors of the building commonly known as 150 California Street, located at 150 California Street, San Francisco, California (the "Building"), all as more particularly described in the Lease.

B.
Pursuant to that certain sublease agreement dated as of August 18, 2000 ("Yalta Sublease"), by and between Tenant, as sublessor thereunder and Yalta Communications, Inc., a Delaware corporation ("Yalta"), as sublessee, Tenant subleased to Yalta approximately 14,105 rentable square feet known as Suite No. 300 on the 3rd floor of the Building for a term that expired, pursuant to the Yalta Sublease, on August 31, 2001, which Yalta Sublease was consented to by Landlord pursuant to that certain Landlord Consent to Sublease dated August 18, 2000 by and among Landlord, Tenant and Yalta (the "Landlord Consent to Yalta Sublease").

C.
Pursuant to that certain sublease agreement dated as of May, 2000 ("Criticalarc Sublease"), by and between Tenant, as sublessor thereunder and Criticalarc Technologies Inc., a California corporation (as successor in interest to Restaurantpro.com, Inc., a California corporation) ("Criticalarc"), as sublessee, Tenant previously subleased to Criticalarc approximately 28,249 rentable square feet known as Suite Nos. 200 and 400 on the 2nd and 4th floors of the Building for a term scheduled to expire, pursuant to the Criticalarc Sublease, on August 31, 2002, which Criticalarc Sublease was consented to by Landlord pursuant to that certain Landlord Consent to Sublease dated as of September 20, 2000 by and among Landlord, Tenant and Criticalarc (the "Landlord Consent to Criticalarc Sublease").

D.
Pursuant to that certain sublease agreement dated as of August 24, 2001 ("Cannell Sublease"), by and between Tenant, as sublessor thereunder and Cannell Capital LLC, a California limited liability company ("Cannell"), as sublessee, Tenant previously leased to Cannell approximately 5,442 rentable square feet known as a portion of Suite No. 500 on the 5th floor of the Building for a term scheduled to expire, pursuant to the Cannell Sublease, on August 31, 2006, which Cannell Sublease was consented to by Landlord pursuant to that certain Landlord Consent to Sublease dated as of September 7, 2001 by and among Landlord, Tenant and Cannell (the "Landlord Consent to Cannell Sublease").

E.
Pursuant to that certain sublease agreement dated as of January, 2002, as amended by Amendment No. 1 to Sublease dated April 1, 2002 (collectively, "Allstate Sublease"), by and between Tenant, as sublessor thereunder and Allstate Insurance Company, an Illinois corporation ("Allstate"), as sublessee, Tenant subleased to Allstate approximately 9,829 rentable square feet known as Suite 800 on the 8th floor of the Building for a term scheduled to continue, pursuant to the Allstate Sublease, on a month-to-month basis, which Allstate Sublease was consented to by Landlord pursuant to that certain Landlord Consent to Sublease dated March 19, 2002 and

  Landlord Consent to Amendment No. 1 to Sublease dated May 22, 2002 by and among Landlord, Tenant and Allstate (collectively, the "Landlord Consent to Allstate Sublease").

F.
Pursuant to that certain sub-sublease agreement dated as of September, 2001 ("Celerity Sub-Sublease"), by and between Criticalarc, as sublandlord, and Celerity Consulting Group, Inc., a Delaware corporation, as subtenant ("Celerity"), Criticalarc sub-subleased to Celerity approximately 14,154 rentable square feet known as Suite No. 400 on the 4th floor of the Building for a term scheduled to expire, pursuant to the Celerity Sub-Sublease, on August 31, 2002, which Celerity Sub-Sublease was consented to by Landlord pursuant to that certain Landlord Consent to Sub-Sublease dated as of December 18, 2001 by and among Landlord, Tenant, Criticalarc and Celerity (the "Landlord Consent to Celerity Sub-Sublease").

G.
Pursuant to that certain sublease agreement dated as of October, 2001 ("Celerity Sublease"), by and between Tenant, as sublessor thereunder and Celerity, as sublessee, Tenant agreed to sublease to Celerity approximately 14,154 rentable square feet known as Suite No. 400 on the 4th floor of the Building for a term scheduled to commence on September 1, 2002 and schedule to expire on August 31, 2004, which Celerity Sublease was consented to by Landlord pursuant to that certain Landlord Consent to Sublease dated as of December 18, 2001 by and among Landlord, Tenant and Celerity (the "Landlord Consent to Celerity Sublease"). The Yalta Sublease, the Critcalarc Sublease, the Cannell Sublease, the Allstate Sublease, the Celerity Sub-Sublease are collectively referred to herein as the "Subleases".

H.
Contemporaneous with the execution of this Termination Agreement, Tenant and Celerity shall enter into a sublease termination agreement (the "Celerity Termination Agreement"), pursuant to which Tenant and Celerity shall agree that the Celerity Sublease is completely terminated and of no further force and effect as of the date of this Termination Agreement and that neither Tenant nor Celerity shall have any further rights, interests, duties or obligations thereunder.

I.
Contemporaneous with the execution of this Termination Agreement and the Celerity Termination Agreement, Landlord and Celerity shall enter into an office lease agreement pursuant to which Landlord will lease to Celerity, and Celerity will lease from Landlord approximately 20,420 rentable square feet consisting of (i) 14,154 rentable square feet known as Suite No. 400 on the 4th floor and (ii) 6,266 rentable square feet known as Suite No. 600 on the 6th floor of the Building for a term scheduled to commence on or about September 1, 2002.

J.
The Term of the Lease is scheduled to expire on August 13, 2008 (the "Stated Termination Date"), and Tenant desires to terminate the Lease prior to the Stated Termination Date. Landlord has agreed to such termination on the terms and conditions contained in this Termination Agreement.

K.
Contemporaneous with the execution of this Termination Agreement, Landlord and Tenant shall enter into a new office lease agreement substantially in the form attached hereto as Exhibit "A" (the "New Lease"), pursuant to which Landlord will lease to Tenant, and Tenant will lease from Landlord, approximately 9,819 rentable square feet, known as Suite No. 700 located on the 7th floor of the Building, at the annual base rent rate of $36.00 per rentable square foot for a term commencing on April 1, 2002 and expiring on March 31, 2002, which New Lease shall contain a provision that Landlord and Tenant may terminate the New Lease with 30 days prior written notice, all as more particularly described in the New Lease.

        NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Effective as of April 1, 2002 (the "Early Termination Date") and subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, including,

  without limitation, payment of the Termination Fee and the Transfer Amounts described in Section 6 below, the Lease is terminated and the Term of the Lease shall expire with the same force and effect as if the Term was, by the provisions thereof, fixed to expire on the Early Termination Date.

2.
Effective as of the Early Termination Date, Tenant hereby remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, the Lease and all of the estate and rights of Tenant in and to the Lease, the Premises and the proceeds of the (i) Criticalarc Security Deposit (defined in Section 6 below), (ii) Cannell Security Deposit (defined in Section 6 below), and (iii) Criticalarc Prepaid Rent (defined in Section 6 below), and Tenant forever releases and discharges Landlord from any and all claims, demands or causes of action whatsoever against Landlord or its successors and assigns arising out of or in connection with the Premises or the Lease and forever releases and discharges Landlord from any obligations to be observed or performed by Landlord under the Lease after the Early Termination Date. Further, except with respect to the Celerity Sublease which Tenant shall terminate as provided in Section 8 below, effective as of the date of this Termination Agreement, Tenant hereby assigns to Landlord all of Tenant's rights, title, interest and obligations (which obligations arise after the Early Termination Date), in and to the Subleases including without limitation, all rights of Tenant to receive any payments and all of Tenant's obligations arising from and after the Early Termination Date pursuant to the Subleases. Landlord hereby accepts the foregoing assignment and agrees to assume all of Tenant's rights, title, interest in and to the Subleases, as well as Tenant's obligations under the Sublease which arise in connection with the period after the Early Termination Date. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that the execution date of this Termination Agreement is after the Early Termination Date. Accordingly, Tenant agrees to indemnify and hold harmless Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Landlord Related Parties") from all liabilities, expenses, claims, demands, judgments, damages or costs arising from the Premises, including without limitation, attorneys' fees which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties arising from, out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Laws) or any breach by Tenant as "sublandlord" or "sub-sublandlord" under any of the Subleases arising from or relating to the period from the Early Termination Date through the date of this Termination Agreement.

3.
Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Landlord agrees to accept the surrender of the Lease and the Premises from and after the Early Termination Date and, effective as of the Early Termination Date, forever releases and discharges Tenant from any obligations to be observed and performed by Tenant under the Lease, whether known or unknown, after the Early Termination Date (except with respect to any obligations of Tenant or any Tenant Related Party which obligations expressly survive expiration of the Lease, as amended hereby), provided that Tenant has satisfied, performed and fulfilled all of the agreements set forth in this Termination Agreement, and each of the representations and warranties set forth in Section 5 and 8 below are true and correct. For avoidance of doubt and subject to Section 6 of this Termination Agreement, Landlord completely and unconditionally releases and discharges Tenant from any obligations to be observed and performed by Tenant under Article IV of the Lease and Article XII.C of the Lease after the Early Termination Date.

4.
On or prior to the Early Termination Date, Tenant shall fulfill all covenants and obligations of Tenant under the Lease applicable to the period prior to and including the Early Termination Date. However, notwithstanding the foregoing, the parties acknowledge and agree that Criticalarc,

  Cannell, Allstate and Celerity are in possession of their respective subleased portions of the Premises pursuant to the terms of their respective subleases and sub-sublease and Landlord intends to require Criticalarc, Cannell and Allstate to attorn to Landlord under the terms of their respective subleases as described in their respective Landlord Consent to Sublease. Consequently, it is not necessary for Tenant to obtain possession of the Premises from Criticalarc, Cannell, Allstate and Celerity and deliver same to Landlord in connection with the early termination of the Lease, as described herein. Notwithstanding anything to the contrary contained herein and effective as of the Early Termination Date, Tenant hereby assigns all of Tenant's right, title and interest in and to the Criticalarc Sublease, Cannell Sublease and Allstate Sublease as "Sublessor" therein to Landlord. Further, upon execution of this Termination Agreement, Tenant hereby agrees to endorse and present to Landlord any proceeds received through the date of this Termination Agreement relating to the period from and after the Early Termination Date for the Criticalarc Sublease, Cannell Sublease, Allstate Sublease, and Celerity Sublease to Landlord. Landlord hereby accepts the foregoing assignment and agrees to assume all of Tenant's rights, title and interest in and to the Subleases, and all of Tenant's obligations under the Subleases which arise in connection with the period after the Early Termination Date as the "Sublessor" therein. Landlord agrees to apply any proceeds received from Tenant through the date of this Termination Agreement relating to the period from and after the Termination Date for the Celerity Sublease to the rent under the office lease between Landlord and Celerity referenced in Recital I above. Tenant agrees to indemnify and hold harmless Landlord and Landlord Related Parties from all liabilities, expenses, claims, demands, judgments, damages or costs arising from the Premises, including without limitation, attorneys' fees which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties arising from, out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Laws) or any breach by Tenant as "sublandlord" or "sub-sublandlord" under any of the Subleases arising from or relating to the period from the Early Termination Date through the date of this Termination Agreement.

5.
Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant's interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant's interest therein (other than as described in the Criticalarc Sublease, Cannell Sublease, Allstate Sublease, Celerity Sub-Sublease and Celerity Sublease); (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant's occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise other than as described in the Criticalarc Sublease, Cannell Sublease, Allstate Sublease, Celerity Sub-Sublease and Celerity Sublease; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic's liens have not been obtained. The foregoing representation and warranty shall be deemed to be remade by Tenant in full as of the Early Termination Date.

6.
As consideration for the release of Tenant's obligations under the Lease as provided herein, Tenant shall pay to Landlord the sum of $2,541,657.50 (the "Termination Fee"). In addition, Tenant shall also pay to Landlord a total of $863,342.50 (the "Transfer Amounts") consisting of (a) a transfer to Landlord by Tenant of the $141,245.00 security deposit which was given by Criticalarc to Tenant pursuant to the terms of the Criticalarc Sublease ("Criticalarc Security Deposit"), (b) a transfer to Landlord by Tenant of the remaining $706,225.00 in prepaid rent which was given by Criticalarc to Tenant pursuant to the terms of the Criticalarc Sublease ("Criticalarc Prepaid Rent"), and (c) a transfer to Landlord by Tenant of the $15,872.50 security deposit which was given by Cannell to Tenant pursuant to the Cannell Sublease ("Cannell Security Deposit"). Effective as of the Early Termination Date, Tenant hereby assigns, quitclaims and surrenders to Landlord, its successors and assigns, all of Tenant's right, title and interest in and to the Criticalarc Security Deposit, the Criticalarc Prepaid Rent and the Cannell Security Deposit. Landlord currently is holding the sum of $3,000,000.00 as the security deposit from Tenant in the form of a letter of credit (the "Letter of Credit") of which Landlord is the beneficiary pursuant to the terms of Section VI of the Lease. Landlord and Tenant acknowledge and agree that simultaneously with the full and proper execution of this Termination Agreement by Landlord and Tenant, (a) Landlord shall seek to draw on the full amount of the Letter of Credit (i.e. $3,000,000.00) and $2,541,657.50 of the Letter of Credit shall be applied to the Termination Fee and $458,342.50 of the Letter of Credit shall be applied to the Transfer Amounts required hereunder; (b) Tenant shall release any and all claims to the Security Deposit held pursuant to the Lease; and (c) Tenant shall pay to Landlord, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Landlord, $250,000.00 which will be applied to the Transfer Amounts. Notwithstanding anything in the Lease or this Termination Agreement to the contrary, Tenant has no further obligation to replenish the Letter of Credit to the full amount thereof. Upon Landlord's receipt of the full amount of the Letter of Credit (i.e. $3,000,000.00) from Zions Bank, Landlord shall release any and all claims to the Security Deposit held pursuant to the Lease and release and discharge Tenant from any and all obligations arising in connection with the Security Deposit; provided that such release and discharge by Landlord shall not apply or be in effect in the event Landlord's right to fully retain and use the full amount of the Letter of Credit (i.e. $3,000,000.00) is challenged, revoked or otherwise affected as a result of any insolvency or bankruptcy proceeding. In addition, Tenant shall pay to Landlord by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Landlord, (i) $77,500.00 on or prior to July 1, 2002, and (ii) $77,500.00 on or prior to August 1, 2002, which amounts shall be applied to the remaining Transfer Amounts payable by Tenant hereunder.

  Tenant hereby acknowledges and agrees that notwithstanding anything in the Lease to the contrary, Landlord has the full right, power and authority to draw on and retain the full amount of the Letter of Credit. Tenant shall diligently cooperate with Landlord to facilitate Landlord's draw on the full amount of the Letter of Credit. Such cooperation may include, but not be limited to, the obligation to execute such documents as may be required to permit Landlord to draw on the Letter of Credit as provided herein. Notwithstanding anything to the contrary contained in the Lease or this Termination Agreement with respect to Landlord's right to apply the Security Deposit and/or draw on the Letter of Credit, Tenant agrees that in the event the bank which has issued the Letter of Credit refuses to accept Landlord's draw request or such draw request is not processed or approved for any reason, or in the event the Tenant fails to pay Landlord any of the other amounts payable pursuant to this Termination Agreement when due, then at Landlord's sole option, this Termination Agreement shall be null and void and of no force and effect and the Term of the Lease shall be as stated in the Lease, without giving effect to this Termination Agreement.

  Notwithstanding anything in this Termination Agreement to the contrary, including but not limited to the provisions of Section 3 of this Termination Agreement, Tenant shall remain liable for all year-end adjustments with respect to Tenant's Pro-Rata Share of Taxes and Expenses for that portion of the calendar year up to and including the Early Termination Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

7.
Section XIV of the Lease (Indemnity and Waiver of Claims) shall survive the termination of the Lease pursuant to this Agreement. In addition, Tenant's obligations pursuant to Section 6 of this Termination Agreement and Tenant's indemnity obligations pursuant to Sections 2 and 4 of this Termination Agreement shall also survive the termination of the Lease.

8.
This Termination Agreement is specifically contingent upon (i) Landlord's receipt of estoppel certificates from each of Criticalarc, Cannell, Allstate, and Celerity in form and substance satisfactory to Landlord relating to the current status of their respective subleases and sub-sublease (as the case may be) and (ii) Landlord's receipt of the Celerity Termination Agreement. If Landlord has not received all required estoppel certificates or the Celerity Termination Agreement on or before the date of this Termination Agreement, then this Termination Agreement shall, at Landlord's option, be null and void and of no further force and effect, and the Lease shall continue as if this Termination Agreement had never been entered into by Landlord and Tenant.

9.
Each signatory of this Termination Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

10.
This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns and related entities.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement on the day and year first above written.

LANDLORD:
EOP-150 CALIFORNIA STREET, L.L.C., a Delaware limited liability company
By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member
	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner
By:
Name:
Title:
TENANT:
TENFOLD CORPORATION, a Delaware corporation
By:
Name:
Title:

EXHIBIT A

FORM OF NEW LEASE

1

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  Exhibit 10.1